Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) dated November 14, 2017 relating to the financial statements of GigCapital, Inc., which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-221581). We also consent to the reference to us under the heading “Experts” in such Registration Statement (No. 333-221581).

/s/ BPM LLP

San Jose, California

December 7, 2017